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                                                                    EXHIBIT 99.5

                       NONSTATUTORY STOCK OPTION AGREEMENT


     THIS AGREEMENT is made and entered into as of January 30, 1995, between Colorado MEDtech, Inc., a Colorado corporation (the "Company"), and Spectrum Consultants, a California corporation ("Consultant").

     WHEREAS, the Company, as an incentive to Consultant and to increase Consultant's proprietary interest in the Company, desires to make available to Consultant a nonstatutory option to purchase shares of the Common Stock of the Company;

     NOW, THEREFORE, in consideration of the promises and the mutual agreements hereinafter contained, and for other good and valuable consideration, the parties agree as follows:

     l. GRANT OF OPTION. This option is granted effective January 30, 1995. The Company hereby grants to Consultant the right and option (hereinafter referred to as "the option") to purchase 10,000 shares of the Company's Common Stock ("Shares"). The option shall be exercisable for three (3) years after the date of this Agreement. The purchase price to be paid for such Common Shares upon exercise of the option shall be $1.04 per share, which represents the average of the closing bid and ask prices of the Common Stock as reported by NASDAQ for the five trading days prior to date of grant, payable in cash.

      2. METHOD OF EXERCISING OPTION. The option may be exercised, in whole at any time or in part from time to time, by giving to the Company notice in writing to that effect. Within thirty (30) days after the receipt by the Company of notice of exercise of the option and upon due satisfaction of all conditions pertaining to the option as set forth in this Agreement, the Company shall cause certificates for the number of Shares with respect to which the option is exercised to be issued in the name of Consultant, or Consultant's executors, administrators, or other legal representatives, heirs, legatees, next of kin, or distributees, and to be delivered to Consultant or Consultant's executors, administrators, or other legal representatives, heirs, legatees, next of kin, or distributees. Payment of the purchase price for the shares with respect to which the option is exercised shall be made to the Company upon the delivery of such stock, together with revenue stamps or checks in an amount sufficient to pay any stock transfer taxes required on such delivery. The Company shall give the person or persons entitled to the same at least five (5) days' notice of the time and place for delivery and for the payment of such purchase price.

      3. CONDITIONS OF OPTION. The option herein granted to Consultant shall not be transferable by Consultant other than by will or the laws of descent and distribution, without the Company's written consent.

      4. REPRESENTATION AS TO INVESTMENT. The exercise of such option and the delivery of the Shares subject to the option will be contingent upon the Company being furnished by Consultant, Consultant's legal representatives, or other persons entitled to exercise such option with a statement in writing, in substantially the form attached as Exhibit A hereto, that at the


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time of such exercise it is Consultant's or their intention to acquire the
Shares being purchased solely for investment purposes and not with a view to distribution.

     5. NOTICES. Any notice to be given by Consultant as required by this Agreement shall be sent to the Company at its principal executive offices and any notice from the Company to Consultant shall be sent to Consultant at Consultant's address as it appears on the Company's books and records. Either party may change the address to which notices are to be sent by informing the other party in writing of the new address.

     6. RESTRICTION AGAINST ASSIGNMENT. Except as otherwise expressly provided above, Consultant agrees on behalf of Consultant and of Consultant's executors and administrators, heirs, legatees, distributees, and any other person or persons claiming any benefits under Consultant by virtue of this Agreement, that this Agreement and the rights, interests, and benefits under it shall not be assigned, transferred, pledged, or hypothecated in any way by Consultant or any executor, administrator, heir, legatee, distributee, or other person claiming under Consultant by virtue of this Agreement. Such rights, interest, or benefits shall not be subject to execution, attachment, or similar process. Any attempted assignment, transfer, pledge or hypothecation, or other disposition of this Agreement or of such rights, interests, and benefits contrary to the preceding provisions, or the levy of any attachment or similar process thereupon, shall be null and void and without effect.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed in its corporate name by its duly authorized corporate officers, and Consultant has hereunto set Consultant's hand, as of the day and year first above written.

ATTEST:                            COLORADO MEDTECH, INC.



By:                                By:
   ---------------------------        ------------------------------------
   Bruce L. Arfmann,                  John V. Atanasoff, President
   Secretary

                                   CONSULTANT


                                   ---------------------------------------
                                   George William Christiansen
                                   President, Spectrum Consultants





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